Exhibit 10.14

MANAGEMENT SERVICES AND FEE AGREEMENT

THIS MANAGEMENT SERVICES AND FEE AGREEMENT, dated as of the 18th day of December, 2012 (this “Agreement”), is made and entered into among Littlejohn Managers, LLC, a Delaware limited liability company (“Littlejohn Manager”), Jeffrey W. Edwards (“Edwards”), IBP Holding Company, an Ohio corporation (“IBH,” and together with Edwards, “Edwards Manager”), GNV Holdings, LLC, a Delaware limited liability company (“GNV”) and CCIB Holdco, Inc., a Delaware corporation (“Company”). Littlejohn Manager, Edwards Manager and GNV together shall be referred to as the “Managers.” Littlejohn Manager, Edwards, Edwards Manager, GNV Manager and Company are each referred to as a “Party,” and collectively as the “Parties.”

WHEREAS, pursuant to Company’s request, Managers will make available to Company certain management and financial advisory services more fully described in Section 1 below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, intending to be legally bound hereby, the Parties hereby agree as follows:

1. Engagement and Duties.

(a) Company hereby retains Managers as advisors whereby Managers shall, from time to time, to the extent reasonably requested by Company, provide those management and financial advisory services to Company which are set forth in Section 1(b) hereof. Managers hereby accept such appointment and agree to provide each of the services required to be provided by them under this Agreement and to make themselves available from time to time, on a part-time basis, to consult with the management and Board of Directors of Company (the “Board”) in connection with such services. In addition to the services of their own personnel, Managers shall be permitted, to the extent that they determine in their sole discretion that it would be advisable or appropriate in order to perform their services hereunder, to arrange for and coordinate the services of other professionals, experts and consultants.

(b) Upon the reasonable request of the Board, Managers hereby agree to provide the following services to Company:

(i) review periodically the business, operations, financial condition and prospects of Company, including, without limitation: (A) reviewing the strategic direction and plans of Company; (B) reviewing and evaluating the annual business plan and budget of Company; (C) reviewing and evaluating the sales, profitability and working capital and other financing requirements of Company; (D) reviewing the salary and benefit levels of the senior management of Company and reviewing and evaluating the performance of the senior management of Company; and (E) reviewing and monitoring weekly and monthly operating and financial performance metrics;

(ii) assist Company in the identification, planning, structuring and negotiation of potential acquisitions, divestitures, and future corporate investments; and

(iii) assist Company in seeking out and negotiating with potential financing sources for Company’s operations or of any proposed acquisition or investment by Company.

2. Nature of Relations. Notwithstanding the services provided by Managers, Managers shall be deemed to be independent contractors and, unless otherwise expressly authorized by the Board, shall not be authorized to manage the affairs of, act in the name of, or bind Company (except that Edwards may bind Company in his capacity as Chief Executive Officer). Company shall not be obligated to follow or accept any advice or recommendation made by Managers, and the management, policies and operations of Company shall be the sole responsibility of the Board and the management of Company (including Edwards in his capacity as Chief Executive Officer). The obligations of Managers to Company are not exclusive, and Managers may, in their sole discretion, render the same or similar services to any other person or entity (a “Person”). Nothing set forth in this Agreement shall be deemed to prohibit Managers from serving any other Person in any capacity Managers may deem appropriate or from conducting their business and affairs in any manner they may elect, whether or not such activities might involve an actual or potential conflict of interest with respect to Company.

3. Term and Termination. The initial term of this Agreement shall commence on the date hereof and continue for a period of two years. Thereafter, the term of this Agreement shall be extended for one year periods, subject to the approval of the Board, the Littlejohn Manager and the Edwards Manager at least 90 days prior to the end of the initial two year term or any one year extension period then in effect (as the case may be). This Agreement may be terminated based upon a material breach by any Party, with respect to that Party; provided that such material breach has not been cured in all material respects by the breaching Party within 30 days following receipt by the breaching Party of written notice from the terminating Party setting forth, in reasonable detail, the facts, events and circumstances which constitute such material breach. Following a termination of this Agreement with respect to a particular Party as a result of a material breach, such Party shall have no further rights or responsibilities hereunder other than as specifically provided herein and other than any liability or obligation related to such material breach. This Agreement shall automatically terminate (a) upon the occurrence of the consummation of a Qualified IPO. As used herein, the term “Qualified IPO” means an underwritten public offering pursuant to a registration statement filed under the Securities Act of 1933, as amended, in which, immediately following the effective time of such registration statement, Company’s market capitalization is at least $10,000,000, measured by multiplying the number of outstanding shares of Company common stock by the initial public offering price of the shares offered and sold pursuant to such registration statement.

4. Compensation.

(a) In consideration of the services provided by Managers to Company, Company shall pay Managers at such time, and in an amount and in such allocation, as shall be jointly and unanimously determined by the (i) Board (which shall in all instances include the affirmative approval and consent of no less than one (1) of the designees to the Board of the Affiliate of Littlejohn Manager entitled to designate members of the Board, (ii) Littlejohn Manager and (iii) Edwards Manager (the “Management Fee”). Absent approval of the Management Fee in accordance with the previous sentence, no Management Fee shall be paid to Managers nor shall any fee be deemed to be due and/or owing to Managers.

(b) Notwithstanding subsection (a) above, the Company shall not pay the Management Fee for a particular period if at the time of any such payment or, after giving effect to any such payment, there shall occur and be continuing under the Credit Agreement (as defined below) an Event of Default (as defined in the Credit Agreement). As used herein, the term “Credit Agreement” means the Loan and Security Agreement, dated as of November 4, 2011, by and among Company and its various direct and indirect subsidiaries, as borrowers and guarantors, and certain financial institutions, as lenders, and Bank of America, N.A., as agent, as the same may be amended, supplemented, modified or refinanced.

5. Indemnification, Etc.

(a) Company shall, to the fullest extent permitted by law, indemnify Managers and each member, officer, employee, Affiliate, agent and representative of Managers (collectively with Managers, the “Indemnitees”) against, and Company will hold harmless and will release each Indemnitee from, any and all Losses (as defined below), including any Losses incurred in connection with any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission, whether pending or threatened, and whether or not any Indemnitee is or may be a party thereto, which Losses arise out of, relate to or are in connection with the provision of any services hereunder or otherwise relate to this Agreement or the management or conduct of the business or affairs of Company, except for any Losses found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct or bad faith of the Indemnitee seeking indemnification. The term “Affiliate” shall mean, with respect to any specified Person, any other Person (i) that, either directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, or (ii) who is a shareholder, member, manager, officer, employee, partner or director of the specified Person or any Affiliate of such Person. The term “control” means (i) the legal or beneficial ownership of securities representing a majority of the voting power of any Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by contract or otherwise. The term “Losses” shall mean all losses, claims, damages or liabilities of each Indemnitee, joint or several, and all judgments, fines, penalties, interest and charges, and all reasonable costs and expenses incurred in connection with the investigation, defense or settlement of any pending or threatened claims (including, without limitation, attorneys’ fees and expenses related thereto).

(b) The termination of any proceeding by settlement shall not, of itself, create a presumption that the Indemnitee acted in a manner that constituted gross negligence, willful misconduct or a knowing violation of law. The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnitee’s successors, assigns and legal representatives.

(c) Promptly after receipt by an Indemnitee hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 5, such Indemnitee will, if a claim in respect thereof is to be made against Company, promptly give written notice to Company of the commencement of such action; provided that the failure of any Indemnitee to give notice as provided herein shall not relieve Company of its obligations under this Section 5, except to the extent that Company is actually and materially prejudiced by such failure to give notice. In case any such action is brought against an Indemnitee, unless in such Indemnitee’s reasonable judgment a conflict of interest between such Indemnitee and Company may exist in respect of such claim, Company will be entitled to participate in and to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such Indemnitee. After notice from Company of its election to assume the defense of such action, Company will not be liable to such Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, unless in such Indemnitee’s reasonable judgment a conflict of interest between the Indemnitee and Company arises in respect of such claim after the assumption of the defense thereof (in which case, Company shall not assume the defense thereof, but shall be responsible for the fees and expenses of one counsel in each jurisdiction for all parties indemnified by Company, subject to the same exception as is set forth in the last sentence of this subsection (c)), and Company will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). Company will not consent to entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such claim or litigation, and (ii) that imposes any obligation on an Indemnitee (except any obligation to make payments which Company shall, and promptly does, pay). If Company elects not to assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Company with respect to such claim, unless in the reasonable judgment of any Indemnitee a conflict of interest may exist between such Indemnitee and any other of such Indemnitees with respect to such claim, in which event Company shall be obligated to pay the fees and expenses of such additional counsel or counsels.

(d) Notwithstanding the expiration of the term hereof pursuant to Section 3 or the termination of this Agreement, the indemnification provided under this Agreement shall remain in full force and effect thereafter.

(e) No Indemnitee shall be liable to Company for any error of judgment or mistake of law or for any loss incurred by Company or any of their respective Affiliates in connection with the matters to which this Agreement relates, except for any damages that are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct or bad faith of the Indemnitee seeking indemnification. In no event shall Managers or any other Indemnitee be liable for any indirect, special or consequential damages arising out of or in connection with this Agreement. Managers and any other Indemnitee may consult with legal counsel, accountants and other consultants and experts in respect of the affairs of Company and shall be fully protected and justified in acting, or failing to act, in a manner reasonably consistent with the advice or opinion of the legal counsel, accountants and other consultants and experts retained and supervised by Managers or any other Indemnitee with reasonable care and in good faith.

(f) The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitees may at any time be entitled under applicable law, the Company’s Certificate of Incorporation, as the same is in effect from time to time (the “Certificate”), or any other any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of the Indemnitees under this Agreement prior to such amendment, alteration or repeal. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

(g) Company hereby acknowledges that some of the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by Littlejohn Fund IV, L.P. and certain of its affiliates (collectively, the “Fund Indemnitors”). Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to each of the Indemnitees are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by or on behalf of each of the Indemnitees are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by or on behalf of each of the Indemnitees and shall be liable for the full amount of all Losses to the extent legally permitted and as required by the terms of this Agreement (or, to the extent applicable, the Certificate, or any other agreement between Company and any Indemnitee), without regard to any rights such Indemnitees may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Indemnitees with respect to any claim for which the Indemnitees have sought indemnification from Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitees against Company. Company and each of the Indemnitees agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 5(g).

(h) Except as provided in Section 5(g) hereof, in the event of any payment to the Indemnitees under this Agreement, Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitees, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable Company to bring suit to enforce such rights.

6. Notices. All notices and other communications given in connection with this Agreement shall be in writing and shall be given by personal delivery, by telecopier or similar facsimile means, by registered or certified first-class U.S. mail, return receipt requested and postage prepaid, or by express courier or recognized overnight delivery service, charges prepaid, addressed to the Parties hereto at the following addresses or telecopier numbers:

(a)	if to Company:	CCIB Holdco, Inc.
495 S. High Street, Suite 50
Columbus, OH 43215
Attn: Michael T. Miller
Fax No.: (614) 961-3300

(b)	if to Littlejohn Manager:	Littlejohn Managers, LLC c/o Littlejohn & Co. LLC 8 Sound Shore Drive, Suite 303
Greenwich, CT 06830
Attn: Michael I. Klein
Fax No.: (203) 552-3550

(c)	if to Edwards or Edwards Manager:	IBP Holding Company
495 S. High Street, Suite 50
Columbus, OH 43215
Attn: Jeffrey W. Edwards
Fax No.: (614) 241-2080

(d)	if to GNV:	GNV Holdings, LLC
4080 McGinnis Ferry Rd., #1504
Alpharetta, Georgia 30005
Attention: J. Michael Nixon
Fax No.: (678) 990-5659

Notice shall be deemed given: (a) when delivered personally to the recipient; (b) when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); (c) on the date five days after the date mailed, if sent by registered or certified first-class U.S. mail, return receipt requested and postage prepaid; (d) when delivered (or upon the date of attempted delivery where delivery is refused), if sent by express courier or recognized overnight delivery service, charges prepaid; and (e) when delivered, if sent by email. Notice of any change in any such address or fax number shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the Party entitled to receive such notice.

7. Entire Agreement; Amendments. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof. It supersedes any prior agreement or understanding among them, and it may not be modified or amended in any manner other than by an instrument in writing signed by each Party, or their respective successors or assigns.

8. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Other than the rights of the Indemnitees in Section 5, nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the Parties to this Agreement and their respective successors or permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. This Agreement may not be assigned by any Party without the prior written consent of each other Party; provided, however, that any

Manager may designate that any of the services to be provided by it to Company be performed by (a) any of its Affiliates, in its reasonable discretion, or (b) any non-Affiliates reasonably acceptable to Company.

10. Force Majeure. If the performance by Managers of any of their services hereunder is prevented, restricted or interfered with in whole or in part by reason of any event or cause whatsoever beyond the reasonable control of Managers, then in any such event, Managers shall be excused from such performance to the extent of such prevention, restriction or interference, and any Management Fee payable hereunder shall be reduced proportionately.

11. Headings. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

12. Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

13. Waivers. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the Party claiming such waiver, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the Party or Parties in whose favor the waiver was given.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Management Services and Fee Agreement with effect as of the date first written above.

IBP HOLDINGS, LLC

By:	/s/ Jeffrey W. Edwards
	Name:	Jeffrey W. Edwards
	Title:	President

LITTLEJOHN MANAGERS, LLC

By:	/s/ Angus Littlejohn
	Name:	Angus Littlejohn
	Title:	Manager

GNV HOLDINGS, LLC

By:	/s/ J. Michael Nixon
Name:
Title:

/s/ Jeffrey W. Edwards
Jeffrey W. Edwards

CCIB HOLDCO, INC.

By:	/s/ Michael T. Miller
	Name:	Michael T. Miller
	Title:	Executive Vice President - Finance

[Signature Page - Management Services and Fee Agreement]